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                 August 22, 2022

       Sebastien Par
       Chief Executive Officer
       VIQ Solutions Inc.
       5915 Airport Road, Suite 700
       Mississauga, Ontario L4V 1T1
       Canada

                                                        Re: VIQ Solutions Inc.
                                                            Registration
Statement on Form F-3
                                                            Filed August 15,
2022
                                                            File No. 333-266874

       Dear Mr. Par  :

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Patrick Faller, Staff Attorney, at (202) 551-4438 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Rob Condon